Exhibit 99.1
ALLIS-CHALMERS ENERGY INC. PRESS RELEASE

Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550

Lisa Elliott, Sr. VP
DRG&E/713-529-6600
Allis-Chalmers Closes Private Offering of 9.0% Senior Notes due 2014
Houston, Texas — August 14, 2006 — Allis-Chalmers Energy Inc. (AMEX: ALY) announced today that it has closed its previously announced private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, of $95 million of its 9.0% Senior Notes due 2014.
Allis-Chalmers plans to use the net proceeds of the offering to fund its previously announced acquisition of DLS Drilling Logistics and Services Corporation, a British Virgin Islands international business company.
The notes have been offered to qualified institutional buyers in accordance with Rule 144A Securities Act of 1933, and outside the United States to persons other than U.S. persons, in reliance on Regulation S. The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, Allis-Chalmers’ ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in Allis-Chalmers’ other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.